2018 Annual Report and Accounts
and
Notice of AGM

March 22, 2019, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma”), a clinical stage biopharmaceutical company focused on developing and commercializing innovative therapies for respiratory diseases, is pleased to confirm that a hard copy of the Annual Report and Accounts for the year ended 31 December 2018 ("2018 Annual Report and Accounts"), the Notice of Annual General Meeting and a Form of Proxy have been posted to Shareholders.
The Company confirms that a copy of its 2018 Annual Report and Accounts and Notice of Annual General Meeting are available online at www.veronapharma.com. The Notice of Annual General Meeting can also be found within the AIM Rule 26 section of the website.
The Annual General Meeting of Verona Pharma will be held at the London offices of Latham & Watkins LLP, 99 Bishopsgate, London EC2M 3XF at 10.00 a.m. on 7 May 2019.
-Ends-
Verona Pharma is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for the treatment of respiratory diseases with significant unmet medical needs. Verona Pharma’s product candidate, ensifentrine, is an investigational first-in-class, inhaled, dual inhibitor of the enzymes phosphodiesterase 3 and 4 that is designed to act as both a bronchodilator and an anti-inflammatory agent in a single compound. Ensifentrine has been studied via the nebulized route of administration in clinical trials involving more than 800 subjects. The nebulized formulation of ensifentrine has significantly improved lung function, including enhanced peak FEV1, reduced lung hyperinflation and faster onset-of-action when used alone or as an add-on treatment to some of the most commonly used COPD therapies, including tiotropium (Spiriva®), tiotropium/olodaterol fixed-dose combination, ipratropium, and albuterol. In addition, ensifentrine has shown anti-inflammatory effects in a standard challenge study with COPD-like inflammation in humans. Ensifentrine waswell tolerated in these trials. Verona Pharma is developing ensifentrine for the treatment of COPD, cystic fibrosis and asthma.

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Jan-Anders Karlsson, Chief Executive Officer	info@veronapharma.com
Victoria Stewart, Director of Communications

Stifel Nicolaus Europe Limited (Nominated Adviser and UK Broker)	Tel: +44 (0) 20 7710 7600
Stewart Wallace / Jonathan Senior / Ben Maddison

FTI Consulting (UK Media and Investor enquiries)	Tel: +44 (0)20 3727 1000
Simon Conway / Natalie Garland-Collins	veronapharma@fticonsulting.com

ICR, Inc. (US Media and Investor enquiries)
Darcie Robinson	Tel: +1 203-919-7905 Darcie.Robinson@icrinc.com
Stephanie Carrington	Tel. +1 646-277-1282 Stephanie.Carrington@icrinc.com